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                                                                    Exhibit 21.1

                             Prime Response, Inc.
                                 Subsidiaries

Prime Response U.S., Inc.
Prime Response Limited (U.K.)
Prime Response Limited (Ireland)
Prime Response Pty. Ltd.
Prime Response SARL